EX-24.1


CONSENT OF COUNSEL

We hereby consent to the incorporation by reference in this Annual Report on Form 10-KSB of our consent dated December 18, 2000 appearing in the PVAXX Corporation Annual Report on Form 10KSB (Amendment No. 3 filed 02-20-2001). We also consent to the reference to us under the heading "Exhibits" in such Registration Statement.



/s/ Nadeau & Simmons, P.C.
NADEAU & SIMMONS, P.C.

Providence, RI
March 28, 2001